AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2003
REGISTRATION NO. 333-__________________

UNITED STATE SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETSOL TECHNOLOGIES, INC.

(Name of small business issuer in its charter)

Nevada	2834	95-4627685
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification “SIC” Code Number)	(IRS Employer Identification Number “EIN”)

24011 Ventura, Suite 101
Calabasas, CA 91302
Phone: (818) 222-9195
Fax: (818) 222-9197
(Address including the zip code & telephone number including area code, of registrant’s principal executive office)

NAEEM GHAURI
CHIEF EXECUTIVE OFFICER
NETSOL TECHNOLOGIES, INC.
24011 Ventura, Suite 101
Calabasas, CA 91302
Phone: (818) 222-9195
Fax: (818) 222-9197

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

MALEA FARSAI
GENERAL COUNSEL
NETSOL TECHNOLOGIES, INC.
24011 Ventura, Suite 101
Calabasas, CA 91302
Phone: (818) 222-9195
Fax: (818) 222-9197

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

	Number of Shares to	Proposed Offering
Title of Each Class of Securities to	be Registered(1)	Price Per Share(1)	Proposed Aggregate	Amount of
be Registered	(2)	(2)	Offering Price	Registration Fee

Shares of Common Stock, $.001 par value	946,963	$2.765	$2,618,353	$211.82

Shares of Common Stock, $.001 par value, underlying warrants	131,000	$2.765	$362,215	$29.30

TOTAL	1,077,963		$2,980,568	$241.12

(1)	NetSol Technologies, Inc. conducted a one for five reverse stock split in August 2003. The share numbers set forth herein are based on post-split calculations.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to anti-dilution provisions upon exercise of the warrants.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

1,077,963 SHARES OF COMMON STOCK
OF
NETSOL TECHNOLOGIES, INC.

This prospectus relates to the offering for resale of Netsol Technologies, Inc. common stock by certain selling stockholders, who will use this prospectus to resell their shares of common stock. The shares of common stock being offered were acquired by the selling stockholders in a private placement and upon the exercise of warrants received in such private placement. In addition, certain shares of common stock underlying warrants were acquired pursuant to consulting agreements with the warrant holders. In this prospectus, we sometimes refer to the common stock as the securities. In this prospectus, the terms “Netsol,” “we,” or “us” will each refer to Netsol Technologies, Inc.

We will not receive any proceeds from sales by the selling stockholders.

Our common stock is traded on the NASDAQ Small Cap Market under the symbol “NTWK”. The closing price of our common stock on October 10, 2003, was $3.09.

We will bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK
FACTORS” BEGINNING ON PAGE 2

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 14, 2003

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
DESCRIPTION OF SECURITIES TO BE REGISTERED
THE COMPANY
INCORPORATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 5.1
EXHIBIT 13
EXHIBIT 21.1
EXHIBIT 23.1

PROSPECTUS SUMMARY	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	5
SELLING STOCKHOLDERS	6
PLAN OF DISTRIBUTION	7
USE OF PROCEEDS	8
DESCRIPTION OF SECURITIES TO BE REGISTERED	8
THE COMPANY	8
INCORPORATION BY REFERENCE	8
WHERE YOU CAN FIND MORE INFORMATION	9
LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS	9
LEGAL MATTERS	10
EXPERTS	10

PROSPECTUS SUMMARY

The following summary contains basic information about Netsol and this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in this offering. For a more complete understanding of this offering, you should read the entire prospectus carefully, including, the Risk Factors and the attached Annual Report on Form 10K-SB (including the Financial Statements therein) for the year ended June 30, 2003,which is incorporated herein by reference.

We are an end-to-end information technology (“IT”) and business consulting services provider for the lease and finance, banking and financial services industries. We operate on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. We help our clients identify, evaluate and implement technology solutions to meet their most critical business challenges and maximize their bottom line. Our products include sophisticated software applications for the asset-based lease and finance industry. By utilizing our worldwide resources, we believe we are able to deliver high quality, cost-effective IT services, ranging from consulting and application development to systems integration and outsourcing. We have achieved the ISO 9001 and SEI (Software Engineering Institute) Capable Maturity Model Level 3 certifications. Additionally, through our IP Backbone, located in Karachi, Pakistan, we offer a package of wireless broadband services, which include high-speed Internet access, support and maintenance.

Our subsidiary, Network Technologies Pvt. Ltd., a Pakistan Limited Company, (“NetSol PK”) develops the majority of our software. Netsol PK was the first company in Pakistan to achieve the ISO 9001 and Software Engineering Institute Capability Maturity Model Level 3 software development assessment. As maintained by the SEI, maturity levels measure the maturity of a software company’s methodology that in turn ensures enhanced product quality resulting in faster project turn-a-round and a shortened time to market.

During recent years, we have focused on developing software applications for the leasing and financial service industries. In late 2002, we launched a new suite of software products under the name LeaseSoft. The LeaseSoft suite is comprised of four major integrated asset based leasing/financing software applications. The suite, consisting of a Credit Application Creation System (LeaseSoft.CAC), a Credit Application Processing System (LeaseSoft.CAP), a Contract Activation & Management System (LeaseSoft.CAM) and, a Wholesale Finance System (LeaseSoft.WFS), whether used alone or together, provides the user with an opportunity to address specific sub-domains of the leasing/financing cycle from the credit approval process through the tracking of the finance contract and asset.

We market our software products worldwide to companies primarily in the automobile finance, leasing and banking industries. In February 2003, we successfully implemented our LeaseSoft.CAM for Daimler Chrysler Singapore and received a fee in excess of $2 million dollars. Some of our other customers include: Mercedes Benz Finance – Japan; Yamaha Motors Finance – Australia; Tung-Yang Leasing Company Taiwan; Debis Portfolio Systems – UK; DaimlerChrysler Services – Australia; DaimlerChrysler Leasing – Thailand; DaimlerChrysler Services – Korea; UMF Leasing Singapore; and, DaimlerChrysler Services New Zealand. In addition, NetSol provides offshore development and customized I/T solutions to blue chip customers such as Citibank Pakistan, DCD Holding UK, and, Habib Allied Bank UK. With the acquisition of Altvia (now NetSol USA) in June, 2003, we acquired, as clients, some of the most well known higher education and telecommunications associations based in the United States East Coast. We are also a strategic business partner for DaimlerChrysler Services Asia Pacific, which consists of a group of many companies, including some of the ones referred to above.

We were incorporated under the laws of the State of Nevada on May 21, 1999. Our principal executive offices are located at 24011 Ventura, Suite 101, Calabasas, CA. 91302. Our telephone phone number is (818) 222-9195 and our website address is http://www.netsoltek.com.

This prospectus relates to the offering for resale of Netsol Technologies, Inc. common stock by certain selling stockholders, who will use this prospectus to resell their shares of common stock. The shares of common stock being offered were acquired by the selling stockholders in a private placement. We will not receive any proceeds from sales by the selling stockholders. For further information about the selling stockholders see “Selling Stockholders.”

RISK FACTORS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

RISKS RELATED TO OUR BUSINESS

We Have Received A “Going Concern” Opinion From Our Auditors Indicating That There Is Substantial Doubt As To Whether We Can Remain In Business.

In an audit report dated August 11, 2003, Kabani & Company, Certified Public Accountants, our auditors, indicated that there was substantial doubt as to our ability to continue as a “going concern.” Our ability to continue as a “going concern” is dependant upon our obtaining sufficient additional financing for our operations or reaching profitability. We cannot assure you that we will be able to either generate funds internally or raise sufficient funds to continue our operations, or that our auditors will not issue another “going concern” opinion. Our failure to raise sufficient additional funds, either through additional financing or continuing operations, will have a material adverse effect on our business and financial condition and we may be forced to curtail operations.

We Will Require Additional Financing

As of the fiscal year ended June 30, 2003, we had a current working capital deficit of $1,154,246. We have a current short-term liability to three banks in the amount of $153,609, which needs to be satisfied within twelve months. In addition, we continue to operate at a deficit on a monthly basis, which is not expected to change in the foreseeable future, even with the implementation of our current business plan. See “Management’s Discussion and Analysis and Plan of Operations” section of the Form 10K-SB accompanying this prospectus for further information about the restructuring plan. Notwithstanding that we raised $1,215,000 in July 2003, we will need to raise additional funds in the amount of at least $2,000,000 to continue operations for the next year. We anticipate that current funds are sufficient to operate our business for 6 months.

We May Not Be Able To Realize The Benefits Of Our Strategic Plan

As discussed in our Annual Report on Form 10K-SB for the fiscal year ended June 30, 2003, which is included with and incorporated as part of this prospectus, after the restructuring undertaken in fiscal year 2002 and part of fiscal year 2003, we have undertaken a business plan designed to optimize this restructuring. Although we are confident about our ability to realize some benefits from the restructuring, the level of benefits to be realized could be affected by a number of factors including, without limitation, (a) our ability to raise sufficient funds, (b) our ability to continue to operate as planned without further stockholder hostile takeover attempts, (c) our ability to prosper given the current uncertainty in the US technology industry; and, (c) our ability to react effectively to the global political and business effects of the political events around the world and particularly in Pakistan.

We Depend Heavily On A Limited Number Of Client Projects And The Loss Of Any Such Projects Would Adversely Affect Our Operating Results

As of the fiscal year ended June 30, 2003, we derived approximately 20% of our net revenues from DaimlerChrysler Asia Pacific Services (which consists of a group of companies and clients). DaimlerChrysler Asia Pacific Services consists of a number of companies, each of which are uniquely different customers and none of which represents greater than 10% of our net revenues. We also have other significant clients whose business is critical to our success. The loss of any of our principal clients for any reason, including as a result of the acquisition of that client by another entity, could have an adverse effect on our business, financial condition and results of operations.

If Any Our Clients Terminate Their Contracts With Us, Our Business Could Be Adversely Affected

Many of our clients have the ability to cancel certain of their contracts with us with limited advance notice and without significant penalty. Any such termination could result in a loss of expected revenues related to that client’s project. A cancellation or a significant reduction in the scope of a large project could have a material adverse effect on our business, financial condition and results of operations.

If We Are Unable To Protect Our Proprietary Software, Our Business Could Be Adversely Affected

Our success as a company depends, in part, upon our work product being deemed proprietary software, along with other intellectual property rights. While both the LeaseSoft and NetSol tradenames and marks are copyrighted and trademarked in Pakistan, we have not registered any trademarks or filed any copyrights in any other jurisdictions. We rely on a combination of nondisclosure and other contractual arrangements, and common law intellectual property, trade secret, copyright and trademark laws to protect our proprietary rights. As a matter of course, we generally enter into confidentiality agreements with our employees, and require that our consultants and clients enter into similar agreements. We also limit access to our proprietary information. There can be no assurance that these steps will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future, or that if asserted, such any infringement claim will be successfully defended. A successful claim against us could materially adversely affect our business, financial condition and results of operations.

We May Not Have The Right To Resell Or Reuse Software Developed For Specific Clients

A portion of our business involves the development of software for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the software developed for them for specified periods of time or to specified third parties. There can be no assurance that our clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use our software solutions can be complicated and there can be no assurance that potential disputes will not affect our ability to resell or reuse these software solutions. Limitations on our ability to resell or reuse software solutions could require us to incur additional expenses to develop new solutions for future projects.

International Expansion Of Our Business Could Result In Financial Losses Due To Changes In Foreign Political And Economic Conditions Or Fluctuations In Currency And Exchange Rates

We expect to continue to expand our international operations. As well as the two offices in the United States, we currently have offices in Pakistan, UK and Australia. In fact, approximately 80% of our revenue is generated by non-U.S. sources. Our international operations are subject to other inherent risks, including:

•	political uncertainty in Pakistan and the South-East Asian Region, particularly in light of the United States’ war on terrorism and the Iraq war.

•	recessions in foreign countries;

•	fluctuations in currency exchange rates;

•	difficulties and costs of staffing and managing foreign operations;

•	reduced protection for intellectual property in some countries;

•	political instability or changes in regulatory requirements or the potential overthrowing of the current government in certain foreign countries; and,

•	U.S. imposed restrictions on the import and export of technologies.

We Are Controlled By and Are Dependent On Our Key Personnel

Our management is currently controlled and operated by various members of the Ghauri family. Our success will depend in large part upon the continued services of those individuals including Messrs. Salim Ghauri, Najeeb Ghauri and Naeem Ghauri. The loss of the services of any one of them or of any one or more of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that we will be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. We entered into employment agreements with Messrs. Salim, Najeeb and Naeem Ghauri on April 22, 2002, for a period of three (3) years. Messrs. Salim, Najeeb and Naeem Ghauri have non-competition and anti-raid clauses in their employment agreements with us.

Certain Of Our Management Team Have Relationships Which May Potentially Result In Conflicts Of Interests.

In fiscal year 2002, certain of our management team loaned funds to our company for operating costs. Similar transactions occurred in fiscal year 2003. While these transactions were approved by the board of directors, and while we deem such transactions to be fair in their terms such transactions constitute a conflict of interest between our management members’ personal interest and the interest of our company. (See “Certain Relationships and Related Transactions” in our Form 10K-SB for the year ended June 30, 2003, which is included with and incorporated as part of this prospectus for information about relationships between our officers and/or directors which could result in a Conflict of Interest.)

We Face Significant Competition In Markets That Are New And Rapidly Changing

The markets for the services we provide are highly competitive. We principally compete with strategy consulting firms, Internet professional services firms, systems integration firms, software developers, technology vendors and internal information systems groups. Many of the companies that provide services in the markets we have targeted have significantly greater financial, technical and marketing resources than we do, have greater name recognition and generate greater revenues. Potential customers may also have in house employees that can compete with or replace us. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. We believe that the principal competitive factors in these markets include:

•	our ability to integrate strategy, experience modeling, creative design and technology services;

•	our quality of service, speed of delivery and price;

•	our industry knowledge;

•	our sophisticated project and program management capability; and,

•	our Internet technology expertise and talent.

We believe that our ability to compete also depends on a number of competitive factors outside our control, including:

•	the ability of our competitors to hire, retain and motivate professional staff;

•	the development by others of Internet services or software that is competitive with our solutions; and

•	the extent of our competitors’ responsiveness to client needs.

There can be no assurance that we will be able to compete successfully in these markets.

RISKS RELATED TO INVESTING IN THIS OFFERING

Our Stock Price Has Historically Been Volatile; Our Stock Price After This Offering Will Be Subject To Market Factors. Investing In Our Stock May Result In Substantial Losses for Investors

The trading price of our common stock has historically been volatile. The future trading price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in operating results and achievement of key business metrics;

•	changes in earnings estimates by securities analysts, if any;

•	any differences between reported results and securities analysts’ published or unpublished expectations;

•	announcements of new contracts or service offerings by the Company or competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by the Company or competitors;

•	demand for our services and products;

•	changes of shares being sold pursuant to Rule 144 or upon exercise of the warrants; and,

•	general economic or stock market conditions unrelated to the Company’s operating performance.

Potential Future Sales Pursuant To Rule 144 May Have A Depressive Effect On The Trading Price Of Our Securities

Certain shares of common stock presently held by officers, directors and certain others are “restricted securities” as that term is defined in Rule 144, promulgated under the Act. Under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period, may, under certain circumstances sell within any three month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, including a two-year holding period, the sale of shares by a person without any quantity limitation. Such holding periods have already been satisfied in many instances. Therefore, actual sales or the prospect of sales of such shares under Rule 144 in the future may depress the prices of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operation,” “Description of Business,” as contained in the accompanying 10K-SB and elsewhere in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “proposed,” “intended,” or “continue” or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other “forward-looking” information. There may be events in the future that we are not able to accurately predict or control. Before you invest in our securities, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline and you could lose all or part of your investment. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

SELLING STOCKHOLDERS

The following table and notes set forth, the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with Netsol or with any of our predecessors or affiliates, the amount of shares of Netsol common stock that are beneficially owned by such stockholder, the amount to be offered for the stockholder’s account and the amount to be owned by such stockholder upon completion of the offering.

			Number of Shares of
	Number of Shares of		Netsol Common Stock
	Netsol Common Stock		to be
	Beneficially Owned	Number of Shares of	Beneficially Owned
	Prior	Netsol Common Stock	Upon Completion of
Name of Selling Stockholder	to the Offering	Being Offered Hereby	the Offering

Maxim Group, LLC(1)	81,000	81,000	0
Richard E. Kent	70,145	70,145	0
Emeric Holderith	7,794	7,794	0
The Russell Family Investment	311,757	311,757	0
SA Properties Co., LP	187,054	187,054	0
Carlsbad Industrial Assoc., L.P.	46,764	46,764	0
Leo Long	233,818	233,818	0
Jane O’Connor	3,897	3,897	0
John O’Johnston	7,794	7,794	0
Bradford Gerber	38,970	38,970	0
Thomas Fischetti	3,897	3,897	0
Peter J. Jegou(2)	59,485	29,485	30,000
Lola D. Carson	15,588	15,588	0
Hugh Duddy(3)	160,000	40,000	120,000
TOTAL	1,227,963	1,077,963	150,000

(1)	Maxim Group, LLC is the beneficial holder of 405,000 shares of NetSol Technologies, Inc. stock through its ownership of warrants to purchase 405,000 shares of common stock which represent warrants to purchase 81,000 shares of common stock after the Company’s August 2003, 5 for 1 reverse stock split.

(2)	Peter J. Jegou is the beneficial holder of 19,485 shares of NetSol Technologies, Inc. stock through his acquisition of these shares in the 2003 private offering and 40,000 shares of NetSol Technologies, Inc. stock through his ownership of warrants to purchase 40,000 shares of common stock.

(3)	Hugh Duddy is the beneficial holder of 160,000 shares of NetSol Technologies, Inc. stock through his ownership of warrants to purchase 160,000 shares of common stock.

The majority of the selling stockholders received their shares in a private placement conducted by us which closed in August 2003. Pursuant to the terms of this offering, purchasers of units in this private placement were to receive both common stock and warrants to acquire common stock. This placement was amended whereby only shares of common stock and no warrants were provided to these investors. The placement agent for this offering, Maxim Group, LLC received as compensation for their participation in the offering warrants to purchase 81,000 shares of our common stock. As a result of this private placement, the company raised consideration of $1,215,000 in reliance on an exemption from registration available under Rule 506 of Regulation D of the Securities Act of 1933, as amended. The remainder of the selling stockholders acquired warrants to purchase common shares of the Company as compensation for providing consulting services to us.

Because the selling stockholders may, under this prospectus, sell all or some portion of their Netsol common stock, only an estimate can be given as to the amount of Netsol common stock that will be held by the selling stockholders upon completion of the offering. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Netsol common stock after the date on which they provided information regarding their share holdings.

PLAN OF DISTRIBUTION

Selling stockholders may offer and sell, from time to time, the shares of our common stock covered by this prospectus. The term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

•	in privately negotiated transactions; and,

•	in options transactions.

The shares of our common stock will be listed, and may be traded, on the NASDAQ Small Cap Market under the symbol “NTWK”. In addition, the selling stockholders may sell pursuant to Rule 144 under the Securities Act or pursuant to an exemption from registration.

To the extent required, we may amend or supplement this prospectus to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and redeliver the securities to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction. The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as “underwriters” within the meaning of the Securities Act in connection with sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

The selling stockholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Small Cap Market pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

USE OF PROCEEDS

We will not receive any of the proceeds from the offering of common stock for sale by the selling stockholders. Proceeds received by us as a result of the exercise of the warrants will be used for working capital purposes

DESCRIPTION OF SECURITIES TO BE REGISTERED

The selling stockholders are offering for sale shares of our common stock, par value $0.001 per shares. We only have one class of common stock. Each share of common stock is entitled to one vote at annual or special stockholders meetings. There are no pre-emption rights. We have never declared or paid any dividends on our common stock or other securities and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. For the foreseeable future, we intend to retain any earnings for use in the operation of our business and to fund future growth.

THE COMPANY

This prospectus is accompanied by our Annual Report on Form 10K-SB for the fiscal year ended June 30, 2003. For further information about the Netsol, please read those reports carefully.

INCORPORATION BY REFERENCE

We incorporate the following documents into this prospectus by reference.

•	Our Annual Report for the fiscal year ended June 30, 2003 filed with the SEC on October 15, 2003.

•	Our reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above and our Current Reports on Form 8-K filed on July 17 and August 18, 2003.

Upon written or oral request we will provide, at no cost, to each person to whom a prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus, but not delivered with the prospectus. Requests for this information should be directed to Najeeb Ghauri at (818) 222-9195, or by mail to Netsol Technologies, Inc. 24011 Ventura, Suite 101, Calabasas, CA 91302, attn: Najeeb Ghauri.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB 2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the Commission referred to above.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

We have indemnified each member of the board of directors and our executive officers to the fullest extent authorized, permitted or allowed by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by our general counsel, Malea Farsai.

EXPERTS

     The financial statements for our company as of the year ended June 30, 2003, contained in our Annual Report for the fiscal year ended June 30, 2003 filed with the SEC on October 15, 2003, and incorporated by reference into this prospectus have been audited by Kabani & Company, Inc., independent certified public accountants, as stated in their reports therein, and are incorporated by reference herein in reliance upon the authority of that firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Expenses of Issuance and Distribution

The following is an estimate of the expenses that we expect to incur in connection with this registration. We will pay all of these expenses, and the selling shareholders will not pay any of them.

SEC Registration fee	$241.12
Printing and engraving expenses	$300.00*
Legal fees and expenses	$30,000.00*
Accounting fees and expenses	$1,000.00*
Miscellaneous	$0.00*

Total	$31,541.12*

*	Estimate, and subject to future contingencies.

Indemnification of Directors and Officers

     We are required by our Bylaws and Certificate of Incorporation to indemnify, to the fullest extent permitted by law, each person that the Company is permitted to indemnify. Our Bylaws it to indemnify such parties to the fullest extent permitted by Nevada law.

     Nevada corporation law permits us to indemnify our directors, officers, employees, or agents against expenses, including attorneys fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees, or agents of the corporation. In order to be eligible for such indemnification, however, our directors, officers, employees, or agents must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. In addition, with respect to any criminal action or proceeding, the officer, director, employee, or agent must have had no reason to believe that the conduct in question was unlawful.

     In derivative actions, we may only indemnify our officers, directors, employees, and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. Indemnification is not permitted in the event that the director, officer, employee, or agent is actually adjudged liable to the corporation unless, and only to the extent that, the court in which the action was brought so determines.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our controlling directors, officers, or persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Exhibits and Financial Statement Schedules

     (a)  Exhibits

3.1	Articles of Incorporation of Mirage Holdings, Inc., a Nevada corporation, dated March 18, 1997, incorporated by reference as Exhibit 3.1 to the Company’s Registration Statement No. 333-28861 filed on Form SB-2 filed June 10, 1997
3.2	Amendment to Articles of Incorporation dated May 21, 1999, incorporated by reference as Exhibit 3.2 to the Company’s Annual Report for the fiscal year ended June 30, 1999 on Form 10K-SB filed September 28, 1999.
3.3	Amendment to the Articles of Incorporation of NetSol International, Inc. dated March 20, 2002 incorporated by reference as Exhibit 3.3 to the Company’s Annual Report on Form 10K-SB/A filed on February 2, 2001.
3.4	Bylaws of Mirage Holdings, Inc., as amended and restated as of November 28, 2000 incorporated by reference as Exhibit 3.3 to the Company’s Annual Report for the fiscal year ending in June 30, 2000 on Form 10K-SB/A filed on February 2, 2001.
3.5	Amendment to the Bylaws of NetSol Technologies, Inc. dated February 16, 2002 incorporated by reference as Exhibit 3.5 to the Company’s Registration Statement filed on Form S-8 filed on March 27, 2002.
4.1	Form of Common Stock Certificate.*
4.2	Form of Warrant.*
5.1	Opinion of Malea Farsai, general counsel to the Company, as to the legality of the securities being registered.*
10.1	Lease Agreement for Calabasas executive offices dated July, 2000 incorporated by reference as Exhibit 10.0 to the Company’s Current Report filed on Form 8-K filed on October 26, 2000.
10.2	Company Stock Option Plan dated May 18, 1999 incorporated by reference as Exhibit 10.2 to the Company’s Annual Report for the Fiscal Year Ended June 30, 1999 on Form 10K-SB filed September 28, 1999.
10.3	Company Stock Option Plan dated April 1, 1997 incorporated by reference as Exhibit 10.5 to the Company’s Registration Statement No. 333-28861 on Form SB-2 filed June 10, 1997.
10.4	Employment Agreement, dated April 22, 2002, by and between NetSol Technologies, Inc. and Najeeb U. Ghauri incorporated by reference as Exhibit 10.4 to the Company’s Annual Report for the Fiscal Year Ended June 30, 2002 on Form 10K-SB filed on October 15, 2002.
10.5	Employment Agreement, dated April 22, 2002, by and between NetSol Technologies, Inc. and Salim Ghauri incorporated by reference as Exhibit 105 to the Company’s Annual Report for the Fiscal Year Ended June 30, 2002 on Form 10K-SB filed on October 15, 2002
10.6	Employment Agreement, dated April 22, 2002, by and between NetSol Technologies, Inc. and Naeem Ghauri incorporated by reference as Exhibit 10.6 to the Company’s Annual Report for the Fiscal Year Ended June 30, 2002 on Form 10K-SB filed on October 15, 2002
10.7	Consulting Agreement, dated October 15, 2002, by and between Netsol Technologies, Inc. and Mark Caton, incorporated by Reference as Exhibit 10.7 to the Company’s Annual Report for the Fiscal Year Ended June 30, 2003 on Form 10K-SB filed on October 15, 2003.
10.8	Company 2001 Stock Options Plan dated March 27, 2002 incorporated by reference as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed on March 27, 2002.
10.10	Consulting Contract, dated September 1, 1999 by and between Irfan Mustafa and NetSol International, Inc. incorporated by reference as Exhibit 10.10 to the Company’s Annual Report for the Fiscal Year Ended June 30, 2000 on Form 10K-SB filed on October 15, 2000.
10.11	Sublease Agreement between RPMC, Inc. and NetSol Technologies, Inc. dated September 20, 2002 incorporated by reference as Exhibit 10.11 to the Company’s Annual Report for the Fiscal Year Ended June 30, 2002 on Form 10K-SB filed on October 15, 2002.
13.	Annual Report on Form 10K-SB for the year ended June 30, 2003 filed on October 15, 2003.*
21.1	A list of all subsidiaries of the Company *
23.1	Consent of Kabani & Company *

*	Filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calabasas, State of California on October 14, 2003.

NETSOL TECHNOLOGIES, INC.

By:	/s/ Naeem Ghauri

Naeem Ghauri, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Naeem Ghauri, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Naeem Ghauri	Director and Chief Executive Officer	October 14, 2003

/s/ Najeeb U. Ghauri	Director, Chairman, Secretary and Chief Financial Officer	October 14, 2003

/s/ Irfan Mustafa	Director	October 14, 2003

/s/ Salim Ghauri	Director and President	October 14, 2003

/s/ James Moody	Director	October 14, 2003

/s/ Eugen Beckert	Director	October 14, 2003

/s/ Shahid Javed Burki	Director	October 14, 2003

/s/ Shabir Randeree	Director	October 14, 2003

/s/ Mark Caton	Director, President NetSol USA	October 14, 2003